UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2012

Impax Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 240-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously announced, Arthur A. Koch, Jr. resigned as Executive Vice President, Finance, and Chief Financial Officer of Impax Laboratories, Inc. (the “Company”) on June 28, 2012. In connection with his resignation, Mr. Koch and the Company entered into a General Release and Waiver (the “Release”), which became effective as of July 17, 2012, pursuant to which Mr. Koch provided a general release of claims against the Company. Pursuant to the Release, the Company agreed to provide Mr. Koch with termination benefits consisting of (i) an aggregate of $1,152,672 in cash to be paid in equal installments over 12 months in accordance with the Company’s normal payroll practices, (ii) a lump sum cash payment to be paid by the Company no later than March 15, 2013 in an amount to equal the pro rata portion of Mr. Koch’s target bonus for the fiscal year 2012 based on the Company’s performance targets, (iii) continued medical insurance benefits for Mr. Koch and his dependents for up to 24 months following June 28, 2012 and (iv) acceleration of the vesting of Mr. Koch’s unvested stock options and shares of restricted stock scheduled to vest within the next 12 months and a 12-month period following June 28, 2012 within which he may exercise his vested stock options. Mr. Koch will provide assistance to the Company in accordance with the terms of the Release and will remain subject to the confidentiality provisions and the non-competition, non-solicitation and non-disparagement covenants of his employment agreement dated January 1, 2010.

The foregoing summary of the Release is not intended to be complete and is qualified in its entirety by reference to the Release, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith.

Exhibit No.	Description

10.1	General Release and Waiver, effective as of July 17, 2012, by and between Arthur A. Koch, Jr. and Impax Laboratories, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 18, 2012	IMPAX LABORATORIES, INC.

	By:	/s/ Larry Hsu, Ph.D.
		Name:	Larry Hsu, Ph.D.
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	General Release and Waiver, effective as of July 17, 2012, by and between Arthur A. Koch, Jr. and Impax Laboratories, Inc.